SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------


                                    FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                         Date of Report: AUGUST 2, 2004
                        (Date of earliest event reported)

                         PRINCIPAL FINANCIAL GROUP, INC.
             (Exact name of registrant as specified in its charter)


       DELAWARE                         1-16725                42-1520346
(State or other jurisdiction    (Commission file number)    (I.R.S. Employer
of incorporation)                                         Identification Number)


                     711 HIGH STREET, DES MOINES, IOWA 50392
                    (Address of principal executive offices)

                                 (515) 247-5111
              (Registrant's telephone number, including area code)

                               ------------------

ITEM 7.  EXHIBITS

99     Second Quarter 2004 Earnings Release

ITEM 12.  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On August 2, 2004, Principal Financial Group, Inc. publicly announced information regarding its results of operations and financial condition for the quarter ended June 30, 2004. The text of the announcement is included herewith as Exhibit 99.



                                    SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    PRINCIPAL FINANCIAL GROUP, INC.

                                    By:     /s/ Michael H. Gersie
                                            ------------------------------------
                                    Name:   Michael H. Gersie
                                    Title:  Executive Vice President and Chief
                                            Financial Officer


Date:  August 3, 2004

                                                                      EXHIBIT 99

RELEASE: On receipt
MEDIA CONTACT:               Jeff Rader, 515-247-7883, rader.jeff@principal.com
INVESTOR RELATIONS CONTACT:  Tom Graf, 515-235-9500,
                             investor-relations@principal.com

       PRINCIPAL FINANCIAL GROUP, INC. REPORTS SECOND QUARTER 2004 RESULTS

Des Moines, IA (August 2, 2004) -- Principal Financial Group, Inc. (NYSE: PFG) today announced quarterly net income for the three months ended June 30, 2004, of $119.7 million, or $0.37 per diluted share, compared to net income of $202.2 million, or $0.62 per diluted share for the three months ended June 30, 2003. The decrease in net income primarily reflects a $54.0 million decline in the results of mortgage banking (segment reported as discontinued operations)1 and a $31.0 million increase in realized/unrealized capital losses compared to the same period last year2. The company reported operating earnings of $173.4 million for second quarter 2004, compared to $165.6 million for second quarter 2003. Operating earnings per diluted share for second quarter 2004 were $0.54 compared to $0.51 for the same period in 2003. Operating revenues for second quarter 2004 were $2,047.9 million compared to $1,968.0 million for the same period last year3.

     Highlights for the second quarter 2004 include:

o Record assets under management of $152.1 billion, up 19 percent from a year ago, including 19 percent growth for U.S. Asset Management and Accumulation, and 45 percent growth for International Asset Management and Accumulation.
o Record operating earnings of $121.7 million for U.S. Asset Management and Accumulation, including a record $56.6 million of earnings for Pension Full Service Accumulation, which increased 33 percent over the prior year quarter.
o Double-digit sales growth compared to the prior year of the company's key retirement and investment products, including: pension full service accumulation sales of $1.2 billion (all organic); a record $501 million of individual annuities sales; and mutual funds sales of $733 million.

"Both second quarter operating results and The Principal's longer-term performance demonstrate the increasing strength of our core asset accumulation and asset management businesses," said J. Barry Griswell, chairman, president and chief executive officer. "Our U.S. Asset Management and Accumulation segment improved 15 percent compared to a year ago, delivering a fifth straight quarter of record operating earnings. Over the trailing twelve-months, segment operating earnings improved 27 percent, or nearly $100 million compared to the same period ending a year ago. Outstanding segment growth over this period drove strong growth in total company operating earnings, giving us continued confidence in our ability to achieve our longer-term EPS growth targets and to create outstanding shareholder value."

"We're also seeing signs of increasing strength in our two other operating segments," said Griswell. "International Asset Management and Accumulation delivered another very solid earnings quarter, 15 percent growth in operating revenues, and record net customer cash flows of nearly $500 million. And while earnings in the Life and Health Insurance segment were down for the quarter, we are very encouraged by continued strong sales growth in the Individual Life business and in each of the Specialty Benefits lines, as well as improved lapse rates in Group Medical."

Assets under management were $152.1 billion as of June 30, 2004, an increase of $2.3 billion, or 2 percent compared to March 31, 2004, and an increase of $24.1 billion, or 19 percent compared to June 30, 2003.

         For the six months ended June 30, 2004:

o Net income decreased to $313.3 million, or $0.98 per diluted share compared to $357.9 million, or $1.09 per diluted share, during the same period a year ago.

o Operating earnings increased 13 percent to $359.9 million, compared to $317.3 million in the year earlier period.

o Operating earnings per share increased 17 percent to $1.12 per diluted share compared to $0.96 per diluted share in the year earlier period.

o Operating revenues increased 4 percent to $4,091.1 million from $3,937.7 million during the same period a year ago.

                               SEGMENT HIGHLIGHTS

U.S. ASSET MANAGEMENT AND ACCUMULATION

Segment operating earnings for second quarter 2004 were a record $121.7 million, compared to $105.7 million for the same period in 2003. The increase reflects improved results in the pension business, which generated earnings of $93.7 million, a 12 percent increase compared to the same period a year ago, and record earnings from Principal Global Investors.

Operating revenues for the second quarter increased to $906.8 million compared to $862.0 million for the same period in 2003, primarily the result of increased fees within the pension full service accumulation operations, and within Principal Global Investors, reflecting growth in assets under management and the acquisition of Post Advisory Group.

Segment assets under management continued to increase, reaching a record $127.6 billion as of June 30, 2004, an increase of 1 percent from $125.9 billion as of March 31, 2004, and an increase of 19 percent from $107.6 billion as of June 30, 2003.

INTERNATIONAL ASSET MANAGEMENT AND ACCUMULATION

Segment operating earnings for second quarter 2004 were $9.3 million, compared to $11.9 million for the same period in 2003. Second quarter 2003 earnings were higher than normal due to several items, including a tax benefit for the Mexican AFORE business.

Operating revenues were $122.3 million for second quarter 2004, compared to $106.2 million for the same period last year, primarily reflecting increased premium in Mexico and currency improvements in Chile.

Assets under management for the segment were $8.3 billion as of June 30, 2004, compared to $8.2 billion as of March 31, 2004, and compared to $5.8 billion as of June 30, 2003.

LIFE AND HEALTH INSURANCE

Segment operating earnings for second quarter 2004 were $56.9 million, compared to $62.9 million for the same period in 2003. The decrease includes a premium refund accrual in second quarter 2004 of $3.5 million, after tax, for pending litigation in the Health division related to a business the company exited in the 1990's.

Operating revenues increased to $1,030.7 million for the second quarter, compared to $1,001.8 million for the same period in 2003, largely as a result of increases within the Specialty Benefits insurance operations. Operating revenues were down slightly in the Individual Life division, as the company continued its shift in marketing emphasis from traditional premium-based products to fee-based universal life and variable universal life products. Unlike traditional premium-based products, universal life and variable universal life premium are not reported as GAAP revenue. Operating revenues were up slightly in the health business, primarily due to revenues generated from our 2004 acquisition of the Molloy Companies (health administration and claims).

MORTGAGE BANKING

As a result of the sale of our mortgage banking operations, which closed on July 1, 2004, the operating earnings of the segment reflect only the corporate overhead expenses allocated to the segment. This treatment is pursuant to
Statement of Financial Accounting Standard No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS ("SFAS 144"), whereby all revenues and expenses (excluding corporate overhead allocated to the discontinued segment) are reported as discontinued operations. Based on this treatment, the segment generated an operating loss of $5.4 million in second quarter 2004, compared to an operating loss of $4.5 million in the prior year quarter.

CORPORATE AND OTHER

Operating losses for second quarter 2004 were $9.1 million, compared to operating losses of $10.4 million for the same period in 2003. Because the corporate operations are varied, many items contributed to the variance. The biggest contributor to the improvement was reduced interest expense stemming from the early extinguishment of $200 million of surplus notes in first quarter 2004.

FORWARD LOOKING AND CAUTIONARY STATEMENTS

This press release contains forward-looking statements, including, without limitation, statements as to sales targets, sales and earnings trends, and management's beliefs, expectations, goals and opinions. These statements are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company's annual report on Form 10-K for the year ended December 31, 2003, and in the company's quarterly report on Form 10-Q for the quarter ended March 31, 2004, filed by the company with the Securities and Exchange Commission. These risks and uncertainties include, without limitation: competitive factors; volatility of financial markets; decrease in ratings; interest rate changes; inability to attract and retain sales representatives; international business risks; foreign currency exchange rate fluctuations; and investment portfolio risks.

OUTLOOK FOR FULL YEAR 2004
As communicated in the first quarter 2004 earnings release, the Company will no longer provide any quarterly operating earnings per share guidance or net income per share guidance. In light of the sale of Principal Residential Mortgage, which closed on July 1, 2004, the Company is providing an update to full year earnings per share and net income per share expectations. Based on an estimated $20 million in 2004 for other after-tax adjustments in excess of net realized/unrealized capital gains/losses, the company expects 2004 net income to range from $2.34 to $2.38 per diluted share. The company expects 2004 operating earnings to range from $2.28 to $2.32 per diluted share.4

SHARE REPURCHASES
In May 2003, the Board authorized a repurchase program of up to $300 million of our outstanding common stock. This program was completed during the second quarter. Concurrent with our announcement to sell the mortgage banking operations, the Board authorized an additional repurchase program of up to $700 million. Under this new program, as of June 30, 2004, the company had repurchased 2.1 million shares for $75.0 million, an average price per share of $35.22. In total, the company repurchased 6.31 million shares during the second quarter 2004 for approximately $222 million, or an average price per share of $35.19.

STOCK OPTIONS
The Principal expenses employee stock options and the employee stock purchase plan, resulting in an after-tax expense of $6.1 million and $11.4 million, respectively for the three and six months ended June 30, 2004, compared to $4.7 million and $7.4 million, respectively for the three and six months ended June 30, 2003.

EARNINGS CONFERENCE CALL
At 9:00 A.M. (CST) tomorrow, Chairman, President and CEO J. Barry Griswell and Executive Vice President and CFO Mike Gersie will lead a discussion during a live conference call. Parties interested in listening to the conference call live may access the webcast on the Principal Financial Group Investor Relations
(IR) website (www.principal.com/investor) or by dialing (800) 374-1609 (U.S. and Canadian callers) or (706) 643-7701 (International callers) approximately 10 minutes prior to the start of the call. To access the call, leader name is Tom Graf. Listeners can access an audio replay of the call on the IR website, or by calling (800) 642-1687 (US and Canadian callers) or (706) 645-9291 (International callers). The access code for the replay is 8150995. Replays will be available through August 10, 2004. The financial supplement is currently available on our website and will be referred to during the conference call.

ABOUT THE PRINCIPAL FINANCIAL GROUP
The Principal Financial Group(R) (The Principal (R))5 is a leader in offering businesses, individuals and institutional clients a wide range of financial products and services, including retirement and investment services, life and health insurance and banking through its diverse family of financial services companies. A member of the Fortune 500, the Principal Financial Group has $152.1 billion in assets under management6 and serves some 14.6 million customers worldwide from offices in Asia, Australia, Europe, Latin America and the United States. Principal Financial Group, Inc. is traded on the New York Stock Exchange under the ticker symbol PFG. For more information, visit WWW.PRINCIPAL.COM.

                                       ###

SUMMARY OF SEGMENT AND PRINCIPAL FINANCIAL GROUP, INC. RESULTS


                                                                OPERATING EARNINGS (LOSS)* IN MILLIONS


                                                           THREE MONTHS ENDED,             SIX MONTHS ENDED,
                                                     ------------------------------ ------------------------------
                                            SEGMENT        6/30/04         6/30/03        6/30/04        6/30/03
---------------------------------------------------- --------------- -------------- -------------- ---------------
             U.S. ASSET MANAGEMENT AND ACCUMULATION          $121.7         $105.7         $241.2          $200.6
---------------------------------------------------- --------------- -------------- -------------- ---------------
    INTERNATIONAL ASSET MANAGEMENT AND ACCUMULATION
                                                                9.3           11.9           17.9            18.5
---------------------------------------------------- --------------- -------------- -------------- ---------------
                          LIFE AND HEALTH INSURANCE            56.9           62.9          131.7           122.0
---------------------------------------------------- --------------- -------------- -------------- ---------------
                                   MORTGAGE BANKING            (5.4)          (4.5)         (10.3)           (8.4)
---------------------------------------------------- --------------- -------------- -------------- ---------------
                                CORPORATE AND OTHER            (9.1)         (10.4)         (20.6)          (15.4)
---------------------------------------------------- --------------- -------------- -------------- ---------------
                                 OPERATING EARNINGS           173.4          165.6          359.9           317.3
---------------------------------------------------- --------------- -------------- -------------- ---------------
                    NET REALIZED/UNREALIZED CAPITAL
                                LOSSES, AS ADJUSTED           (44.5)         (13.5)         (67.6)          (66.6)
---------------------------------------------------- --------------- -------------- -------------- ---------------
                        OTHER AFTER-TAX ADJUSTMENTS            (9.2)          50.1           21.0           107.2
---------------------------------------------------- --------------- -------------- -------------- ---------------
                                      NET INCOME **          $119.7         $202.2         $313.3          $357.9
------------------------------------------------------------------------------------------------------------------

                                                                         PER DILUTED SHARE
                                                     ------------------------------ ------------------------------
                                                          THREE MONTHS ENDED,             SIX MONTHS ENDED,
                                                     --------------- -------------- -------------- ---------------
                                                        6/30/04         6/30/03        6/30/04        6/30/03
---------------------------------------------------- --------------- -------------- -------------- ---------------
                                 OPERATING EARNINGS      $  0.54           $ 0.51          $ 1.12          $ 0.96
---------------------------------------------------- --------------- -------------- -------------- ---------------
                    NET REALIZED/UNREALIZED CAPITAL
                                LOSSES, AS ADJUSTED        (0.14)           (0.04)          (0.21)          (0.20)
---------------------------------------------------- --------------- -------------- -------------- ---------------
                        OTHER AFTER-TAX ADJUSTMENTS        (0.03)            0.15            0.07            0.33
---------------------------------------------------- --------------- -------------- -------------- ---------------
                                         NET INCOME      $  0.37           $ 0.62          $ 0.98          $ 1.09
---------------------------------------------------- --------------- -------------- -------------- ---------------
         WEIGHTED-AVERAGE DILUTED SHARES OUTSTANDING      319.2            327.4           320.6           329.6
---------------------------------------------------- --------------- -------------- -------------- ---------------


*OPERATING EARNINGS VERSUS U.S. GAAP (GAAP) NET INCOME
Management uses operating earnings, which excludes the effect of net realized/unrealized capital gains and losses, as adjusted, and other after-tax adjustments, for goal setting, determining employee compensation, and evaluating performance on a basis comparable to that used by securities analysts. Segment operating earnings are determined by adjusting U.S. GAAP net income for net realized/unrealized capital gains and losses, as adjusted, and other after-tax adjustments we believe are not indicative of overall operating trends. Note: after-tax adjustments have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, we believe the presentation of segment operating earnings enhances the understanding of our results of operations by highlighting earnings attributable to the normal, ongoing operations of our businesses.

** Net income for the three months ended June 30, 2004 reflects net realized/unrealized capital losses of $(44.5) million, which includes $(13.8) million in credit losses stemming from impairments and credit impaired sales, $(6.4) million of losses related to mark-to-market of seed money investments, as well as $(9.2) million in other after-tax adjustments. The other after-tax adjustments reflect the discontinued operations of Mortgage Banking - $(9.5) million and Argentina - $0.3 million. Net income for the three months ended June 30, 2003 reflects net realized/unrealized capital losses of $(13.5) million, which includes $(23.5) million in credit losses stemming from impairments and credit impaired sales, $23.2 million of gains related to mark-to-market of seed money investments, as well as $50.1 million in other after-tax adjustments. The other after-tax adjustments reflect the discontinued operations of Mortgage Banking - $52.1 million, Argentina - $(1.6) million, and BT Financial Group - $(0.4) million.

                         PRINCIPAL FINANCIAL GROUP, INC.
                              RESULTS OF OPERATIONS
                                  (IN MILLIONS)

                                                       THREE MONTHS ENDED                SIX MONTHS ENDED
                                                 ---------------- --------------- --------------- ---------------
                                                     6/30/04         6/30/03         6/30/04         6/30/03
                                                 ---------------- --------------- --------------- ---------------
   Premiums and other considerations                      $892.6        $  875.7        $1,813.0        $1,780.4
   Fees and other revenues                                 364.2           276.7           696.8           543.3
   Net investment income                                   789.2           808.8         1,575.4         1,601.8
   Net realized/unrealized capital losses                  (66.3)           (9.7)         (108.8)          (84.2)
                                                 ---------------- --------------- --------------- ---------------
     TOTAL REVENUES                                      1,979.7         1,951.5         3,976.4         3,841.3
                                                 ---------------- --------------- --------------- ---------------
   Benefits, claims, and settlement expenses             1,221.1         1,185.2         2,407.2         2,379.9
   Dividends to policyholders                               74.4            73.9           147.7           154.0
   Operating expenses                                      521.1           490.3         1,050.6           975.6
                                                 ---------------- --------------- --------------- ---------------
      TOTAL EXPENSES                                     1,816.6         1,749.4         3,605.5         3,509.5
                                                 ---------------- --------------- --------------- ---------------
      Income from continuing operations before
        income taxes                                       163.1           202.1           370.9           331.8
   Income taxes                                             34.2            50.0            78.6            81.1
                                                 ---------------- --------------- --------------- ---------------
   Income from continuing operations, net of
        related income taxes                               128.9           152.1           292.3           250.7
   Income (loss) from discontinued operations,
        net of related taxes                                (9.2)           50.1            26.7           107.2
                                                 ---------------- --------------- --------------- ---------------
   Income before cumulative effect of
        accounting change                                  119.7           202.2           319.0           357.9
   Cumulative effect of accounting change, net
        of related income taxes                              -               -              (5.7)            -
                                                 ---------------- --------------- --------------- ---------------
   NET INCOME                                             $119.7        $  202.2        $  313.3        $  357.9
   Less:
   Net realized/unrealized capital losses, as
        adjusted                                           (44.5)          (13.5)          (67.6)          (66.6)
   Other after-tax adjustments                              (9.2)           50.1            21.0           107.2
                                                 ---------------- --------------- --------------- ---------------
   OPERATING EARNINGS                                     $173.4        $  165.6        $  359.9        $  317.3
                                                 ================ =============== =============== ===============

                        SELECTED BALANCE SHEET STATISTICS

                                                                            PERIOD ENDED
                                                     ------------------------------------------------------------
                                                           6/30/04              12/31/03            6/30/03
                                                     --------------------- -------------------- -----------------
  Total assets (in billions)                            $   111.4            $   107.8             $    98.6
  Total equity (in millions)                            $ 7,139.1            $ 7,399.6             $ 7,539.0
  Total equity excluding accumulated other
       comprehensive income (in millions)               $ 6,378.0            $ 6,228.3             $ 6,118.4
  End of period shares outstanding (in millions)            314.9                320.7                 325.1
  Book value per share                                  $    22.67           $    23.07            $    23.19
  Book value per share excluding accumulated other
      comprehensive income                              $    20.25           $    19.42            $    18.82



                         PRINCIPAL FINANCIAL GROUP, INC.
           RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO U.S. GAAP
                       (IN MILLIONS, EXCEPT AS INDICATED)


                                                                   THREE MONTHS ENDED             SIX MONTHS ENDED
                                                             ------------------------------ ---------------------------
                                                                    6/30/04        6/30/03       6/30/04      6/30/03
                                                             -------------- ----------=---- ------------- -------------
DILUTED EARNINGS PER SHARE:
Operating Earnings                                                    0.54           0.51           1.12          0.96
Net realized/unrealized capital losses                               (0.14)         (0.04)         (0.21)        (0.20)
Other after-tax adjustments                                          (0.03)          0.15           0.07          0.33
                                                             -------------- --------------  ------------- -------------
Net income                                                            0.37           0.62           0.98          1.09
                                                             ============== ==============  ============= =============
BOOK VALUE EXCLUDING OTHER COMPREHENSIVE INCOME:
Book value excluding other comprehensive income                      20.25          18.82          20.25         18.82
Net unrealized capital gains                                          2.94           4.83           2.94          4.83
Foreign currency translation                                         (0.51)         (0.46)         (0.51)        (0.46)
Minimum pension liability                                            (0.01)          -             (0.01)         -
                                                             -------------- --------------  ------------- -------------
Book value including other comprehensive income                      22.67          23.19          22.67         23.19
                                                             ============== ==============  ============= =============
OPERATING REVENUES:
USAMA                                                               906.8          862.0        1,800.1       1,741.9
IAMA                                                                122.3          106.2          235.3         180.7
Life and Health                                                   1,030.7        1,001.8        2,066.0       2,014.1
Mortgage Banking                                                      -              -              -             -
Corporate and Other                                                 (11.9)          (2.0)         (10.3)          1.0
                                                             -------------- --------------  ------------- -------------
Total operating revenues                                          2,047.9        1,968.0        4,091.1       3,937.7
Net realized/unrealized capital losses and related fee
     adjustments                                                    (68.2)         (16.5)        (114.7)        (96.4)
                                                             -------------- --------------  ------------- -------------
Total GAAP revenues                                               1,979.7        1,951.5        3,976.4       3,841.3
                                                             ============== ==============  ============= =============
OPERATING EARNINGS:
USAMA                                                               121.7          105.7          241.2         200.6
IAMA                                                                  9.3           11.9           17.9          18.5
Life and Health                                                      56.9           62.9          131.7         122.0
Mortgage Banking                                                     (5.4)          (4.5)         (10.3)         (8.4)
Corporate and Other                                                  (9.1)         (10.4)         (20.6)        (15.4)
                                                             -------------- --------------  ------------- -------------
Total operating earnings                                            173.4          165.6          359.9         317.3
Net realized/unrealized capital losses                              (44.5)         (13.5)         (67.6)        (66.6)
Other after-tax adjustments                                          (9.2)          50.1           21.0         107.2
                                                             -------------- --------------  ------------- -------------
Net income                                                          119.7          202.2          313.3         357.9
                                                             ============== ==============  ============= =============
NET REALIZED/UNREALIZED CAPITAL GAINS (LOSSES):
Net realized/unrealized capital losses, as adjusted                 (44.5)         (13.5)         (67.6)        (66.6)
Add:
Amortization of DPAC and sale inducement costs                       (0.5)           0.4           (2.6)         (3.3)
Capital gains (losses) distributed                                   (0.8)           1.9            1.2           1.0
Tax impacts                                                         (22.5)          (4.9)         (45.9)        (27.2)
Minority interest capital gains                                       0.1           (0.4)           0.2          (0.3)
Less related fee adjustments:
Unearned front-end fee income                                         1.0           (0.1)          (0.1)          4.3
Certain market value adjustments to fee revenues                     (2.9)          (6.7)          (5.8)        (16.5)
                                                             -------------- --------------  ------------- -------------
GAAP net realized/unrealized capital losses                         (66.3)          (9.7)        (108.8)        (84.2)
                                                             ============== ==============  ============= =============
OTHER AFTER TAX ADJUSTMENTS:
SOP 03-1 implementation                                               -              -             (5.7)          -
Discontinued operations - Mortgage Banking                           (9.5)          52.1           26.5         110.9
Discontinued operations - Argentina                                   0.3           (1.6)           0.2         (2.6)
Discontinued operations - BT Financial Group                          -             (0.4)           -            (1.1)
                                                             -------------- --------------  ------------- -------------
Total other after-tax adjustments                                    (9.2)          50.1           21.0         107.2
                                                             ============== ==============  ============= =============

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1    The decline reflects  significantly  lower results from mortgage production operations compared to gains in the prior year period, due to the changing loan origination environment, partially offset by lower losses from mortgage servicing rights adjustments.
2 The difference primarily relates to $(6.4) million of losses in second quarter 2004 related to mark-to-market of seed money investments, compared to gains of $23.2 million in second quarter 2003.
3 We use a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of our normal, ongoing operations, which is important in understanding and evaluating our financial condition and results of operations. While such measures are consistent with measures utilized by investors to evaluate performance, they are not a substitute for U.S. GAAP financial measures. Therefore, we have provided reconciliations of the non-GAAP financial measures, including consolidated operating earnings and consolidated operating revenues, to the most directly comparable U.S. GAAP financial measure at the end of the release. We adjust U.S. GAAP financial measures for items not directly related to ongoing operations. However, it is possible that these adjusting items have occurred in the past and could recur in the future. Management also uses non-GAAP financial measures for goal setting, determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by securities analysts.
4 Full year 2004 guidance is based on certain assumptions, including domestic equity market performance improvement of roughly 2% per quarter. Other items that we are unable to predict could significantly affect net income such as changes to laws, regulations, or accounting standards, litigation, or gains or losses from discontinued operations.
5 "The Principal Financial Group(R)" and "The Principal(R)" are registered service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.
6    As of June 30, 2004.


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